                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT
                              --------------------

     This EMPLOYMENT AGREEMENT ("Agreement") is made this 26th day of March, 1998, by and between the Grand Prix Association of Long Beach, Inc., a California Corporation (hereinafter called "Company"), and Christopher R. Pook (hereinafter called "the Executive").

     In consideration of their respective undertakings as hereinafter set forth, the parties hereto agree as follows:

     1.   Employment.
          ----------

          Effective at such time as is set forth in Section 4, Company shall employ the Executive as the Chairman and Chief Executive Officer of Company and the Executive agrees to such employment upon the terms and conditions hereinafter set forth.

     2.   Attention to Business; Duties.
          -----------------------------

          The Executive agrees to continue to devote all of his time, attention, skill and efforts to the performance of his duties and responsibilities of Company, and of any subsidiary or subsidiaries of Company, and to perform such duties and responsibilities as are usual and customary for a Chief Executive Officer, and in connection therewith shall report only to the chief executive officer of the Parent. Additionally, Executive shall be under the supervision and direction of the respective boards of directors of the Company and Parent, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for:

          (i) serving as a director or member of a committee of any organization involving no conflict of interest with the interest of Company and with written consent of Company, said consent not to be unreasonably withheld;

          (ii) engaging in professional organization and program activities; and

          (iii) managing his personal investments or engaging in any other noncompeting business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

          As requested by Parent, the Executive shall also be available to consult with and assist other subsidiaries of Parent engaged in the motorsports industry with respect to marketing, promotion and operational issues.

     3.   Confidential Information.
          ------------------------

          Except as required by applicable law, the Executive shall not disclose, either directly or indirectly, or use, whether during or after his employment, any confidential information of Company not generally known to the public or recognized as standard practice, with respect to any inventions, improvements, machinery, equipment, devices, or formula, or the work or investigations, or the identity of customers and any secret or confidential information pertaining to such customers of Company. The Executive shall, at all times, assist Company in keeping such information confidential and except as required by applicable law shall not disclose any such information except at the request, or with the consent, of Company.

     4.   Term.
          ----

          The term of this Agreement shall be five (5) years commencing at the Effective Time (as defined in that certain Agreement and Plan of Merger between the Company and Dover Downs Entertainment, Inc., a Delaware corporation ("Parent"), or Parent's exercise of its Option (as defined in that certain Support Agreement (the "Support Agreement") between the Parent and certain shareholders of the Company), whichever shall occur first. This agreement shall be null and void should the merger or exercise of the Option contemplated thereby not occur.

     5.   Compensation.
          ------------

          For all services to be rendered by him in any capacity hereunder, including services as an officer, director, member of any committee or otherwise, Company agrees to pay the Executive so long as he shall be employed hereunder, as follows:

          (i) The Executive shall be entitled to a fixed base salary at the rate of Two Hundred Fifty-Nine Thousand Three Hundred and 00/100 Dollars ($259,300.00) per annum payable in equal monthly or bi-weekly installments, with such discretionary increases as may be granted from time to time by the Board of Directors.

          (ii) The Executive shall receive from Parent an option agreement in the form attached hereto as Exhibit A.

          (iii) The Executive shall receive incentive compensation as provided in Exhibit B.

          (iv) The Executive shall be a participant in, and beneficiary of, any and all pension, 401k, qualified profit sharing, life, dental, medical, and other group benefit plans provided by Parent during the term of this Agreement, assuming he qualifies for coverage in these plans in accordance with provisions of law or requirements of underwriters or third party plan sponsors. The Executive shall also be provided such benefits as are set forth on Exhibit B.

          (v) The Executive shall be furnished the use of an automobile as shall be selected by Company and a reasonable allowance for automobile usage in the performance of his duties hereunder. An automobile provided to the Executive from a Company sponsor shall satisfy this requirement. In lieu of the foregoing, the Company may elect to provide a monthly automobile allowance of $500.00, and a reasonable allowance for automobile usage, including, without limitation, reimbursement for insurance premiums as it relates to business use of the automobile.

          (vi) The Executive shall be entitled to a vacation of five (5) weeks per full calendar year, during which time, his compensation will be paid in full. The Executive can "carry over" up to ten (10) weeks vacation into succeeding years. Payment for unused vacation upon termination will be made in accordance with relevant state laws.

          (vii) The Executive shall be eligible for participation in any supplemental executive retirement plan adopted by Parent during the term of this Agreement.

          (viii) The Executive shall be entitled to business first class air travel paid for by the Company for all business-related air travel exceeding more than two hours.

     6.   Expenses.
          --------

          The Executive shall also be entitled to reimbursement for all reasonable expenses necessary incurred by him in the performance of his duties upon presentation of a voucher indicating the amount and business purposes.

     7.   Non-Competition Covenant.
          ------------------------

          The Executive shall not during the term of this Agreement and for a period of eighteen (18) months after the termination of this Agreement, directly or indirectly, in any manner or capacity, engage in or become financially interested in any business entity which is in competition with the Company or Parent within the Territory (as defined below) now or at any time through the time of the termination of this Agreement (whether with respect to motor racing, harness racing, gaming, concerts or other forms of entertainment; herein, the "Business"). The foregoing prohibition shall specifically extend to (a) soliciting any employees of the Company or Parent for any reason, and (b) soliciting any customers, suppliers, sponsors or promoters of the Company or Parent with respect to any activities similar to those engaged in by the Company or Parent within the Territory (as defined below). The Executive shall not during the term of this Agreement, directly or indirectly, in any manner or capacity, acquire any financial or beneficial interest or ownership in any entity of any type engaged in the Business, except publicly held business entities in which the Executive shall own less than five percent and with which the Executive shall have no executive, proprietary or policy authority or responsibility. For purposes of this Section, (i) "Territory" shall mean a 300 mile radius surrounding any facility of Company or Parent whether now existing or acquired or announced to be acquired prior to the termination of this Agreement, and (ii) "Parent" shall include any subsidiary of Parent. This Section shall not apply if this Agreement is terminated by Company other than for Cause or if Executive terminates this Agreement for Good Reason.

     8.   Termination of Employment.
          -------------------------

          (i)       Disability.
                    -----------

                    Company may terminate this Agreement for Disability if within thirty (30) days after written notice of termination is given, the Executive has not returned to full time performance of his duties. For purposes of this Agreement, "Disability" shall mean if, as a result of incapacity due to physical or mental illness, the Executive shall have been absent from his duties with Company on a full time basis for one hundred twenty (120) consecutive business days.

          (ii)      Cause.
                    -----

                    Company may terminate the Executive's employment for Cause. For purposes of this Agreement, Company shall have "Cause" to terminate the employment of the Executive hereunder upon:

                    (a) the willful and continued failure by him to substantially perform his duties with Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance and a notice of reasonable opportunity to cure is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or

                    (b) the willful engaging by the Executive-in gross misconduct materially and demonstrably injurious to Company, including without limitation any material violation of this Agreement (including without limitation, the provisions relating to non-competition). For purposes of this Section subparagraph (ii), no act, or failure to act, on the part of the Executive shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of Company.

          Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before said Board), finding that, in the good faith opinion of said Board, the Executive was guilty of conduct set forth above in clauses (ii)(a) or (b) of this Section and specifying the particulars thereof in detail.

          (iii)     Good Reason.
                    ------------

                    The Executive may terminate his employment for Good Reason,
--------------------
treat such termination as a termination without Cause and seek damages in accordance with applicable law. For purposes of this Agreement, Good Reason shall mean:

                    (a) a reduction by Company in his base salary as in effect on the date hereof; or

                    (b) a reduction by Company in the benefits package provided to the Executive on the date hereof (taken as a whole); or

                    (c) the failure of Company to obtain the assumption of an agreement to perform this Agreement by any successor; or

                    (d) any purported termination of the Executive's employment which is not affected pursuant to a Notice of Termination satisfying the requirements of this Section 8; and for purposes of this Agreement, no such purported termination shall be effective; or

                    (e) Company's failure to act in good faith or failure to comply with its duties and responsibilities hereunder; or

                    (f) without the express written consent of the Executive, the assignment to him of any duties materially inconsistent with his positions, duties, responsibilities and status with Company, or a material change in his titles; or

                    (g) a change in control of Company or Parent (which for these purposes shall mean that members of the Rollins family cease to exercise control). In the event that the Executive terminates his employment under this clause (g), the Executive shall be entitled to receive (as his exclusive remedy) from the Company a lump sum payment equal to the greater of (a) twelve (12) months or (b) the number of months remaining under the initial five (5) year term hereof multiplied by (c) his then current monthly base salary.

          (iv)      Death.
                    -----

                    If the Executive dies during the term of his employment hereunder, the Executive's legal representatives shall be entitled to receive:

                    (a) his fixed compensation provided in Section 5 subparagraph (i) hereof to the last day of the calendar month in which the Executive's death shall have occurred; and

                    (b) additional compensation or benefits as provided in the provisions of any plan in which the Executive participates.

          (v)       Notice of Termination.
                    ---------------------

                    Any termination by Company pursuant to this Section subparagraphs (i) or (ii) above or by the Executive pursuant to this Section subparagraphs (iii) or (iv) above shall be communicated by written Notice of Termination to the other party or parties hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment of the Executive under the provision so indicated.

     9.   Compensation Upon Termination or During Disability.
          --------------------------------------------------

          (i) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall be entitled to all compensation and benefits hereunder, less the benefits he may receive in accordance with Company's disability insurance plan, if any.

          (ii) If the Executive's employment shall be terminated for Cause, Company shall pay him the base salary and such other compensation as shall have been earned through the Date of Termination at the rate in effect at the time Notice of Termination is given and Company shall have no further obligations to the Executive under this Agreement.

          (iii) If the Executive's employment shall be terminated by Company without Cause, the Executive may seek damages in accordance with applicable law.

     10.  Status as a Director of Company and Parent.
          -------------------------------------------

          Should Executive's employment hereunder cease for any reason, Executive agrees that such termination will constitute a resignation from his position as a director of Parent or any subsidiaries of Parent.

     11.  Successors: Binding Agreement.
          -----------------------------

          (i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to seek damages from Company on the same terms as he would be entitled hereunder if the Executive terminated his employment for Good Reason. As used in this section, "Company" shall mean Company as hereinbefore defined, and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (ii) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     12.  Indemnity.
          ---------

          The Company and Parent shall indemnify the Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for Company and to use its best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the officers and directors of Company against lawsuits, and which policy shall cover all actions or inactions of the Executive during the term of this Agreement, whether or not any such lawsuit is filed during or after the term hereof. The Company will pay all expenses including attorney's fees, actually and necessarily incurred by the Executive in connection with the defense of such act, suit or proceeding and in connection with any appeal thereon, including the amount and cost of settlements.

     13.  Notices.
          -------

          Any notice which either party may be required or may desire to give to the other party must be in writing and may be given by personal delivery or by mailing the same by United States mail to the party to whom the notice is directed as hereinafter set forth:

     Company:       Grand Prix Association of Long Beach, Inc.
                         Attn.: Chairman of the Compensation Committee 3000 Pacific Avenue
                         Long Beach, CA 90803

          With copies to:

                         Dover Downs Entertainment, Inc.
                         Attn.:  Chief Executive Officer
                         1131 North DuPont Highway
                         Dover, Delaware  19901

                         Klaus M. Belohoubek, Esquire
                         Dover Downs Entertainment, Inc.
                         2200 Concord Pike
                         Wilmington, Delaware  19803

     The Executive:      Christopher R. Pook
                         16671 Peale Lane
                         Huntington Beach, CA 92649

subject to the right of either party to designate a different address for itself or himself by notice immediately given. Any notice given by mail shall be deemed given on the day after that on which the same is deposited in the United States mail, addressed as above provided with postage thereon fully prepaid.

     14.  Injunctive Relief.
          ------------------

          In the event of any breach or threatened breach of any of the terms of this Agreement by the Executive, the Company shall be entitled to injunctions, both preliminary and final, enjoining and restraining such breach or threatened breach, the Executive recognizing that such breach will result in immediate and irreparable harm and injury to the Company. Such remedies shall be in addition to any and all other remedies available at law or in equity, including the Company's right to recover any and all damages that may be sustained as a result of Executive's breach of contract. In addition to any other remedies, the Company shall have the right to stop the Executive, by means of injunction, from violating any part of this Agreement. In any litigation to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees.

     15.  Miscellaneous.
          -------------

          This written Agreement contains the sole and entire agreement between the parties, and shall supersede any and all other agreements, whether written or oral, between the parties. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.

          No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and such officers as may be specifically designated by the Board of Directors of Company. No waiver by any party hereto at any time of the breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of Delaware and the parties agree to the exclusive jurisdiction of state and federal courts located in Wilmington, Delaware.

     16.  Validity.
          --------

          The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     17.  Counterparts.
          ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     18.  Legal Fees and Court Costs.
          --------------------------

          (i) In the event the Executive initiates legal action against Company for an alleged breach of any provision of this Agreement, and, solely in the event the Executive's action is finally adjudicated in his favor and against Company, and only after such event, all reasonably necessary expenses incurred by the Executive, including, without limitation, attorneys' fees pursuant to such legal action will be reimbursed to the Executive by Company within ten (10) days of the Executive presenting an invoice to Company. The provisions of this Section shall survive any termination of this Agreement by Company or the Executive and remain enforceable despite the nature of any contest between the Executive and Company which may arise.

          (ii) Upon the execution hereof, Company shall reimburse Executive for all expenses he has incurred, including, without limitation, attorneys' fees, in connection with the negotiation, drafting, execution and delivery of this Agreement up to a maximum of $3,000.00.

     19.  Sale Restriction.
          ----------------

          During the term hereof, the Executive agrees that in any calendar year he shall not sell, gift, transfer or otherwise dispose of more than fifteen percent (15%) of the shares of common stock of Parent which he beneficially owns measured at the beginning of the year (or in the case of the first calendar year, measured at the Effective Time), provided that with respect to transfers within the Executive's immediate family, the percentage shall be increased by an additional five percent (5%), and provided further that in the case of the first calendar year, the aggregate allowable percentage shall be twenty-five percent (25%).

     IN WITNESS WHEREOF, the parties here have executed this Agreement the day and year first above written.

                              Grand Prix Association of Long Beach, Inc.



                              By: /s/ James Sullivan
                                  -------------------------------------
                                    Member of the Board of Directors
                                    and Compensation Committee Chairman

                              By:   /s/ Christopher R. Pook
                                  -------------------------------------
                                    Christopher R. Pook


Accepted and agreed to by Parent:



By: /s/ Denis McGlynn
   ---------------------------------------
     Denis McGlynn
     President and Chief Executive Officer

                                   EXHIBIT A
                                   ---------
                        INCENTIVE STOCK OPTION AGREEMENT
                        --------------------------------

     OPTION AGREEMENT made as of the _____ day of __________________, 1998 [the Effective Time], between DOVER DOWNS ENTERTAINMENT, INC., a Delaware corporation (hereinafter called "Company"), and CHRISTOPHER R. POOK, an employee of the Company, or one or more of its subsidiaries (hereinafter called the "Employee").

     WHEREAS, the Company desires to afford the Employee an opportunity to purchase shares of its Common Stock at the par value of $.10 per share (hereinafter called the "Common Stock"), pursuant to the terms and provisions of the Company's 1996 Incentive Stock Option Plan (hereinafter called the "Plan"), and as hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and Employee's employment by the Company, the parties hereto agree as follows:
     1.   THE PLAN.  This Option Agreement is made pursuant to and in accordance
          --------
with the terms and provisions of the Plan. Anything in this Option Agreement to the contrary notwithstanding, the terms and provisions of the Plan, all of which are incorporated herein by reference, shall be controlling in the event of any inconsistency herewith.

     2.   GRANT OF OPTION.  The Company hereby irrevocably grants to the
          ---------------
Employee the right and option (hereinafter called the "Option"), to purchase all or any part of an aggregate of 25,000 shares of Common Stock (subject to adjustment as provided in Paragraph 8 hereof), on the terms and conditions hereinafter set forth.

     3.   PURCHASE PRICE.  The purchase price of the shares of the Common Stock
          --------------
covered by the Option shall be [the Average Closing Price per share as defined in the Plan and Agreement of Merger].

     4.   TERM OF OPTION.  The term of the Option shall be for a period of eight
          --------------
(8) full calendar years from the date hereof, subject to earlier termination as provided in Paragraph 7 hereof. The Option may be exercised, from time to time, but not after the expiration of eight (8) full calendar years from the date of this Agreement, in accordance with the following vesting schedule:

 Anniversary     Percentage       Number      Cumulative
    Date             of             of         Number of
   of this       Total Grant      Shares        Shares
  Agreement      Exercisable    Exercisable   Exercisable
--------------   -----------    -----------   -----------
First                   20.0%         5,000         5,000
Second                  20.0%         5,000        10,000
Third                   20.0%         5,000        15,000
Fourth                  20.0%         5,000        20,000
Fifth                   20.0%         5,000        25,000
==============         ======        ======
Total                  100.0%        25,000        25,000


     The Option shall be exercised by the Employee by giving written notice to the Company specifying the number of full shares to be purchased. The purchase price for the shares as to which the Option shall be exercised from time to time shall be paid in full in cash at the time of exercise and no shares shall be purchased if the Employee is not at the time of exercise in the employ of the Company, or a subsidiary, except as provided in Paragraph 7.

     5.   ADMINISTRATION.  The Plan shall be administered by the Compensation
          --------------
and Stock Option Committee of the Board of Directors of the Company, hereinafter referred to as the "Committee". The Committee is authorized and empowered to administer and interpret the Plan and this Option Agreement. Any interpretations of this Option Agreement or of the Plan made by the Committee shall be final and binding upon the parties hereto.

     6.   NON-TRANSFERABILITY.  The Option shall not be assignable nor
          -------------------
transferable except by Will or by the laws of decent and distribution, provided that this Section may be amended, at the sole and absolute discretion of the Committee, to permit certain transfers on such terms and conditions as it deems appropriate. During the lifetime of the Employee, the Option shall be exercisable only by the Employee. After the death of the Employee, the Option may be exercised prior to its termination as set forth in Paragraph 7 hereof, and shall not be subject to execution, attachment or other process.

     7.   TERMINATION.  This Option may not be exercised by the Employee unless
          -----------
he, at the time of the exercise, is in the employment of the Company, or a subsidiary, except as follows:

          (a) Prior to the expiration of ninety (90) days from the date of the Employee's termination of employment other than by reason of death;

          (b) Prior to the expiration of one (1) year from the date of the Employee's death if his death occurs not later than ninety (90) days after the Employee's termination of employment; and

          (c) Prior to the termination of the Plan pursuant to Section 16 of the Plan.

          The termination of employment of an Employee by reason other than death shall not accelerate or otherwise affect the number of shares with respect to which this Option may be exercised, and this Option may only be exercised with respect to that number of shares subject thereto at the date of such termination. If the Employee's termination of employment is by reason of death, then the number of shares with respect to which this Option may be exercised shall be accelerated such that, any conditions of the Plan or this Option notwithstanding, all unexercised shares subject to this Option shall be exercisable as otherwise herein provided. In such event, the Option may be exercised by a legatee or legatees of the Employee mentioned in his Last Will and Testament, or by his personal representatives or distributees, provided, notice of exercise of the Option is given to the Company by such person within one (1) year following the date of Employee's death.

     8.   CHANGE IN CAPITALIZATION.  If there are any changes in the
          ------------------------
capitalization of the Company affecting in any manner the number or kind of outstanding shares of Common Stock of the Company, whether such changes have been occasioned by declaration of stock dividend, stock split-ups, reclassifications or recapitalizations of such stock, or because the Company has merged or consolidated with some other corporation (and provided this Option does not thereby become terminated pursuant to Section 9 hereof), or for any other reason whatsoever, then the number and kind of shares then subject to this Option and the price to be paid therefor shall be proportionately adjusted by the Committee to whatever extent the Committee determines that any such change equitably requires an adjustment. In no case shall the Company be required to sell a fractional share of Common Stock, and the total adjustment as set forth above shall be limited accordingly.

     9.   MERGERS OR CONSOLIDATIONS.  If the Company at any time should elect to
          -------------------------
dissolve, undergo a reorganization or split-up of its stock or merge or consolidate with any other corporation and the Company is not the surviving corporation, then (unless in the case of a reorganization, stock split-up, merger or consolidation, one or more of the surviving corporations assumes the options under the Plan or issues substitute options in place thereof) each Employee holding outstanding options not yet exercised shall be notified of his right to exercise such options to the extent then exercisable prior to such dissolution, reorganization, stock split-ups, merger or consolidation. The Committee may, in its sole and absolute discretion and on such terms and conditions as it deems appropriate, authorize the exercise of such options with respect to all shares covered thereby. Any option shall thereupon be deemed terminated, and simultaneously the Plan itself shall be deemed terminated.

     10.  METHOD OF EXERCISING THE OPTION.  The Employee may exercise this
          -------------------------------
Option by written notice to the Company, substantially in the form attached as
Exhibit 1 hereto. Such notice shall state the Employee's intention to exercise the Option and the number of shares in respect to which it is being exercised and shall be signed by the Employee or a legatee or personal representative of the Employee. Such notice shall be accompanied by payment of the full purchase price of the shares and instructions shall be given as to the manner in which the stock certificates shall be registered, i.e., in the name of an Employee or in the name of the Employee and a close relative jointly, with the right of survivorship, or in the name of his legatee or personal representative.

     11.  REQUIREMENTS OF LAW.  If any law, regulation of the Securities and
          -------------------
Exchange Commission, or any regulation of any other commission or agency having jurisdiction shall require the Company or the Employee to take any action with respect to the shares of Common Stock acquired by the exercise of this Option, then the date upon which the Company shall deliver or cause to be delivered the certificate or certificates for the shares of Common Stock shall be postponed until full compliance has been made with all such requirements or law or regulation. Further, at or before the time of the delivery of the shares with respect to which exercise of this Option has been made, the Employee shall deliver to the Company his written statement that he intends to hold the shares, so acquired by him on exercise of this Option, for investment and not with a view to resale or other distribution thereof to the public. Further, in the event the Company shall determine that, in compliance with the Securities Act of 1933 or other applicable statute or regulation, it is necessary to register any of the shares of Common Stock with respect to which an exercise of this Option has been made, or to qualify any such shares for exemption for any of the requirements of the Securities Act of 1933 or other applicable statute or regulations, then the Company shall take such action at its own expense, but not until such action has been completed shall the Option shares be delivered to the Employee.

     12.  NO EFFECT ON EMPLOYMENT.  Nothing herein shall be construed to limit
          -----------------------
or restrict the right of the Company or any of its subsidiaries to terminate an Employee's employment at any time, with or without cause, or to increase or decrease the compensation of the Employee from the rate in existence at the time this Option is granted.

     13.  RESTRICTION ON RESALE.  Whether or not the shares of Common Stock
          ---------------------
acquired upon exercise of an Option have been registered under the Securities Act of 1933, Employee may not sell, transfer, assign, gift, pledge or otherwise dispose of such shares for a one (1) year period commencing on the date of acquisition of such shares.

     IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by an authorized officer, and the Employee has hereunto set his hand and seal, all as of the day and year first above written.

Signed, Sealed and Delivered        Dover Downs Entertainment, Inc.
     in the presence of:

                                    BY:
----------------------------           ----------------------------
                                         Denis McGlynn
                                         President

                                    Employee

                                    BY: /s/ Christopher R. Pook
----------------------------           ----------------------------
                                         Christopher R. Pook

     NOTE: EXECUTIVE SHALL RECEIVE INCENTIVE STOCK OPTIONS TO THE EXTENT PERMISSIBLE UNDER THE CODE AND SHALL RECEIVE NON-QUALIFIED STOCK OPTIONS FOR THE BALANCE.

                                   EXHIBIT 1
                          NOTICE FOR EXERCISING OPTION
                          ----------------------------


                                 EMPLOYEE NAME
                                   & ADDRESS


                                         [Date]

To:  Dover Downs Entertainment, Inc.
     Attn:  Michael B. Kinnard
     Vice President - General Counsel
     2200 Concord Pike
     Wilmington, Delaware  19803

RE:  EXERCISE OF STOCK OPTION

Dear Mr. Kinnard:

     Reference is made to the 1996 Stock Option Plan of Dover Downs Entertainment, Inc. (the "Company") and my Stock Option Agreement with the Company dated ______________ governed by the 1996 Stock Option Plan.

     I wish to exercise the following options currently exercisable under the above Stock Option Agreement:

          Number of Shares: ____________________________ shares of Common Stock Exercise Price per Share: $__________________________

     Enclosed is my check in the amount of $__________________________ in full payment of the exercise price.

     The shares should be issued to:

               (Name(s), address, special instructions)

     This will further advise you that said stock is being acquired for investment and not with the view of resale or other distribution to the public. I understand that shares may not be sold, transferred, assigned, gifted, pledged or otherwise disposed of for a one (1) year period.

                                    Sincerely yours,



                                    (Signed)

Enclosure

                                   EXHIBIT B

                                YEARLY INCENTIVE
                                ----------------

     . 2.5% of increase in pre-tax earnings from prior year (or highest previous year) attributable to Company's operations and motorsports operations of Parent and its subsidiaries (but specifically excluding Parent's casino, horse racing or non-motorsports operations)

     . For fiscal year ending June 30, paid within 90 days after close of fiscal year (this shall require financial statements for June 30, 1998 for Company)

     .    Pre-tax earnings calculated in accordance with GAAP

     .    Employee must be actively employed on June 30 to receive incentive

     . The initial incentive hereunder shall be for fiscal year ending June 30, 1999 and shall be calculated based on a comparison of the pre-tax earnings for the period from the Effective Time under the Plan and Agreement of Merger to June 30, 1999 and the comparable period ending June 30, 1998

     . Employee shall receive a pro-rated incentive from Company under the prior incentive plan for period beginning December 1, 1997 and ending on the Effective Time

     .    Life insurance

               Company shall continue providing split dollar coverage on comparable terms as provided in the past (one policy with face amount of $235,000; second policy with face amount of $200,000)

               Company shall provide term coverage on comparable terms as provided in the past (aggregate $500,000)

     .    Disability

               Company shall continue to provide disability coverage on comparable terms as provided in the past (aggregate 40% of base salary). Company will pay to the Executive the difference between any benefits paid by a Disability Insurance policy and his base salary for the period for which benefits are paid and for any waiting period before benefits are paid.

     . Executive agrees to waive any payment to him under the Company's incentive plan for FYE November 30, 1997. Instead, effective as of the date of execution hereof, Executive's Installment Note payable to the Company dated November 30, 1993 in the original principal amount of $142,175.00 shall be deemed revised as follows: "The principal amount shall be reduced by $50,000.00 and the final term shall be extended to December 1, 1999."

     Note that in the event that Parent exercises its Option under the Support Agreement, references to Effective Time shall mean either the date of closing under Parent's subsequent tender offer or the effective date of the subsequent merger effected between Parent and Company.